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Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The unaudited pro forma condensed combined financial data are based on the consolidated financial statements of Ball Corporation ("Ball"), and the combined financial statements of Schmalbach-Lubeca Beverage Cans ("Schmalbach"). The unaudited pro forma condensed combined balance sheet at September 29, 2002, is based on the consolidated financial statements of Ball and the combined financial statements of Schmalbach and adjusted to give effect to the transactions as if they had occurred on September 29, 2002. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2001, and the nine-month period ended September 29, 2002 are based on the consolidated financial statements of Ball and the combined financial statements of Schmalbach and adjusted to give effect to the transactions as if they had occurred on January 1, 2001.

        Prior to July 1, 2002, Schmalbach-Lubeca AG consisted of three operating segments—PET containers, White Cap closures and beverage cans. On July 1, 2002, Schmalbach sold both the PET and White Cap businesses. The Schmalbach historical financial statements included herein represent the beverage can business and an allocated portion of the corporate headquarters function and exclude the businesses that were sold on July 1, 2002. The Schmalbach combined financial statements include substantially all of the assets, liabilities, results of operations and cash flows attributable to the historical beverage can operations of Schmalbach in addition to an allocated portion of the corporate headquarters function and acquired assets and liabilities of Schmalbach. The combined statement of earnings includes all items of revenue and income generated by the beverage can operations and all items of expense directly incurred by it or charged to it. Certain corporate expenses, assets and liabilities were allocated to the combined financial statements. They include certain historical corporate activities of Schmalbach, relating to the beverage can business, which are not reflective of what the recurring operations of the business under Ball ownership and management will be.

        The Schmalbach combined financial statements were prepared in accordance with International Accounting Standards, or IAS, which differ in certain respects from US GAAP and were adjusted to US GAAP. The combined statements of earnings were prepared in euros and translated to U.S. dollars at the average of the daily closing rates for the periods presented. The combined balance sheet was translated at the September 27, 2002 noon buying rate in The City of New York of $0.9772 to €1.00. Certain reclassifications were made to the Schmalbach financial statements to conform them to Ball's presentation.

        Adjustments for the transactions are based upon historical financial information of Ball and Schmalbach and certain assumptions that management of Ball believes are reasonable. The acquisition will be accounted for using the purchase method of accounting. Under this method, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value will be determined upon the consummation of the acquisition and may vary from the preliminary estimates. For purposes of the pro forma information, a total purchase price of $940.4 million has been used, which consists of cash of $885.6 million, the retention of $18.8 million of Schmalbach debt plus acquisition costs of $36 million.

        The pro forma financial data do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the transactions occurred at the date indicated, or project the results of operations or financial position of Ball for any future date or period.

        The unaudited pro forma condensed combined financial data should be read in conjunction with:

  •
  Ball's audited consolidated financial statements and related notes contained in Ball's Annual Report on Form 10-K for the year ended December 31, 2001, Ball's unaudited condensed consolidated financial statements and related notes contained in Ball's Quarterly Report on Form 10-Q for the quarter ended September 29, 2002 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, and
  •
  Schmalbach's audited combined financial statements for the year ended December 31, 2001 and Schmalbach's unaudited combined financial statements for the nine months ended September 30, 2002, together with related notes, in each case contained elsewhere in this Current Report on Form 8-K, as well as "Schmalbach's Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in Ball's Current Report on Form 8-K filed on November 20, 2002.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Year ended December 31, 2001

(dollars in millions, except per share data)

	Ball Historical US GAAP	Schmalbach Historical US GAAP(1)	Other pro forma adjustments US GAAP(2)		Pro forma Total US GAAP
Net sales	$3,686.1	$854.7	$—		$4,540.8
Cost of sales (excluding depreciation and amortization)	3,142.2	676.3	(0.2	)(a)	3,818.3
Depreciation and amortization	152.5	63.4	(0.6	)(a)	185.2
			3.9	(b)
			(29.2	)(b)
			(4.8	)(c)
Business consolidation cost and other	271.2	—	—		271.2
Selling and administrative	135.6	60.6	1.3	(a)	197.5
Receivable securitization fees and other	10.0	(6.8)	0.9	(a)	4.1

Earnings (loss) before interest and taxes	(25.4)	61.2	28.7		64.5
Interest expense	88.3	14.4	(12.6	)(d)	136.9
			46.8	(e)

Earnings (loss) before taxes	(113.7)	46.8	(5.5)		(72.4)
Tax provision	9.7	(14.8)	10.5	(f)	5.4
Minority interests	0.8	0.3	—		1.1
Equity in results of affiliates	4.0	—	—		4.0

Net earnings (loss)	(99.2)	32.3	5.0		(61.9)
Preferred dividends, net of tax	(2.0)	—	—		(2.0)

Earnings (loss) attributable to common shareholders	$(101.2)	$32.3	$5.0		$(63.9)

Earnings (loss) per share:
Basic	$(1.85)				$(1.16)
Diluted(3)	$(1.85)				$(1.16)
Weighted average common shares outstanding (in thousands):
Basic	54,880				54,880
Diluted	58,858				58,858

(1)
Reconciliation of IAS to US GAAP is included on page 8.

(2)
Footnote explanations of pro forma adjustments are included on pages 4 and 5.

(3)
The diluted loss per share is the same as the basic loss per share because the assumed exercise of stock options and conversion of Ball's employee stock ownership plan preferred stock would have been antidilutive.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Nine Months Ended September 29, 2002

(dollars in millions, except per share data)

	Ball Historical US GAAP	Schmalbach Historical US GAAP(1)	Other pro forma adjustments US GAAP(2)		Pro forma Total US GAAP
Net sales	$2,948.7	$822.3	$—		$3,771.0
Cost of sales (excluding depreciation and amortization)	2,475.4	596.5	—		3,071.9
Depreciation and amortization	109.0	32.4	0.2	(a)	140.6
			3.0	(b)
			(4.0	)(c)
Business consolidation costs and other	—	(4.2)	—		(4.2)
Selling and administrative	117.0	50.9	2.2	(a)	170.1
Receivable securitization fees and other	2.8	3.0	0.4	(a)	6.2

Earnings (loss) before interest and taxes	244.5	143.7	(1.8)		386.4
Interest expense	55.1	3.3	(1.6	)(d)	99.3
			42.5	(e)

Earnings (loss) before taxes	189.4	140.4	(42.7)		287.1
Tax provision	(66.3)	(39.2)	14.9	(f)	(90.6)
Minority interests	(1.4)	—	—		(1.4)
Equity in results of affiliates	5.7	—	—		5.7

Net earnings (loss)	$127.4	$101.2	$(27.8)		$200.8

Earnings (loss) per common share:
Basic	$2.26				$3.56
Diluted	$2.21				$3.49
Weighted average common shares outstanding (in thousands):
Basic	56,347				56,347
Diluted	57,612				57,612

(1)
Reconciliation of IAS to US GAAP is included on page 9.

(2)
Footnote explanations of pro forma adjustments are included on pages 4 and 5.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF EARNINGS

(a)
Historically, certain corporate overhead costs were allocated to the beverage can business. For purposes of preparing Schmalbach's historical financial statements, included elsewhere herein, where it was possible to specifically identify costs as relating to the beverage can business, those costs were charged directly to it. Where it was not possible to specifically identify the costs relating to a particular business, a portion of the costs were allocated to the beverage can business based on revenues. In addition, certain corporate expenses were allocated to the combined financial statements of Schmalbach for the sole purpose of preparing them. These included historical corporate activities of Schmalbach which are either unrelated to the beverage can business or not reflective of the recurring operations on a standalone basis. Accordingly, we have made certain adjustments that reflect the corporate overhead costs that we anticipate Schmalbach will incur as a wholly-owned subsidiary of Ball.

(b)
Represents the reversal of goodwill amortization from Ball's and Schmalbach's historical earnings to reflect the adoption of Statement of Financial Accounting Standards No. 142 retroactive to January 1, 2001, and the amortization of other identified intangible assets over a period of 7.3 years. Ball and Schmalbach did not amortize goodwill in the nine months ended September 29, 2002.

(c)
Represents the change in depreciation resulting from the step-up of plant and equipment to their respective fair values, as required by Statement of Financial Accounting Standards No. 141, as well as changing the historical useful lives of the plant and equipment to their estimated remaining useful lives. Plant and equipment are being depreciated over periods from two to 25 years.

(d)
Represents the elimination of interest expense on Schmalbach debt not assumed by Ball Corporation. Ball Corporation is assuming approximately $15.6 million in loans, $3.1 million in capital leases and an amount up to $27.9 million under the accounts receivable securitization program.

(e)
Interest expense for the year ended December 31, 2001, was adjusted to reflect the following borrowings:

	Weighted Average
Debt Instrument	Average Principal	Interest Rate	Interest Expense
	(dollars in millions)
Existing Senior Notes due 2006	$300.0	7.75%	$23.3
Existing Senior Subordinated Notes due 2008	250.0	8.25%	20.6
New Senior Notes due 2012	300.0	6.875%	20.6
Multi-currency Term Loans	835.4	5.04%	42.1
Multi-currency Revolving Credit Facilities	366.0	4.32%	15.8
Other Debt	148.3	5.12%	7.6
Finance Cost Amortization			6.1
Commitment, LC & Other Interest Expense			0.8

Total			$136.9

  A change in interest rates of 1/8% would have increased or decreased interest expense by approximately $1.5 million.

  Interest expense for the nine months ended September 29, 2002, was adjusted to reflect the following borrowings:

	Weighted Average
Debt Instrument	Average Principal	Interest Rate	Interest Expense
	(dollars in millions)
Existing Senior Notes due 2006	$300.0	7.75%	$17.4
Existing Senior Subordinated Notes due 2008	250.0	8.25%	15.5
New Senior Notes due 2012	300.0	6.875%	15.5
Multi-currency Term Loans	792.7	5.01%	29.8
Multi-currency Revolving Credit Facilities	226.5	4.53%	7.7
Other Debt	110.7	4.70%	3.9
Finance Cost Amortization			4.6
Commitment, LC & Other Interest Expense			4.9

Total			$99.3

  A change in interest rates of 1/8% would have increased or decreased interest expense by approximately $0.9 million.

(f)
Income tax expense was adjusted to reflect an effective tax rate of 35% on the pro forma adjustments, which is the expected effective tax rate for Ball.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 29, 2002
(dollars in millions)

	Ball Historical	Schmalbach Historical US GAAP(1)	Adjustments for Non-acquired Assets/Liabilities(2)		Other Pro Forma Adjustments(2)		Pro Forma Total
ASSETS
Current assets
Cash and cash equivalents	$58.2	$39.5	$(39.5	)(a)	$—		$58.2
Accounts receivable, net	299.4	153.1	(12.8	)(b)	6.6	(c)	446.3
Inventories, net	397.6	95.7	—		8.1	(d)	501.4
Deferred income tax benefit and prepaid expenses	64.5	43.0	(35.0	)(b)	0.1	(c)	72.6

Total current assets	819.7	331.3	(87.3)		14.8		1,078.5
Property, plant and equipment, net	931.3	426.1	—		0.2	(c)	1,384.0
					(426.1	)(e)
					452.5	(f)
Goodwill	355.8	587.9	—		(587.9	)(g)	1,135.6
					779.8	(f)
Intangibles and other assets	275.3	54.0	(27.1	)(b)	0.3	(c)	355.7
					28.1	(h)
					(5.6	)(i)
					30.7	(h)

Total assets	$2,382.1	$1,399.3	$(114.4)		$286.8		$3,953.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$134.1	$76.3	$(60.4	)(a)	$(27.5	)(j)	$122.5
Accounts payable	287.1	133.6	—		4.1	(c)	424.8
Accrued employee costs and other current liabilities	242.7	192.6	—		9.0	(c)	444.3

Total current liabilities	663.9	402.5	(60.4)		(14.4)		991.6
Long-term debt	888.9	17.8	—		952.8	(j)	1,859.5
Employee benefit obligations, deferred taxes and other liabilities	282.2	254.8	(6.4	)(b)	30.6	(f)	561.2

Total liabilities	1,835.0	675.1	(66.8)		969.0		3,412.3
Minority interests	5.5	—	—		—		5.5
Shareholders' equity
Common stock	508.8	—	—		—		508.8
Retained earnings	522.2	724.2	(47.6)		(676.6	)(k)	516.6
					(5.6	)(i)
Accumulated other comprehensive loss	(54.0)	—	—		—		(54.0)
Treasury stock	(435.4)	—	—		—		(435.4)

Total shareholders' equity	541.6	724.2	(47.6)		(682.2)		536.0

Total liabilities and shareholders' equity	$2,382.1	$1,399.3	$(114.4)		$286.8		$3,953.8

(1)
Reconciliation of IAS to US GAAP is included on pages 11 and 12.

(2)
Footnote explanations of pro forma adjustments are included on page 7.

NOTES TO UNAUDITED PRO FORMA CONDENSED
BALANCE SHEET
(dollars in millions)

(a)
Represents the elimination of cash and debt balances that will not be purchased or assumed by Ball, as provided in the purchase agreement.

(b)
Represents the elimination of balances related to a minority investment Schmalbach has in Impress, a food can manufacturer, that will not be purchased by Ball, as provided for in the purchase agreement.

(c)
Represents the adjustment from the Schmalbach historical financial statement balances related to allocated assets and liabilities that are being purchased and assumed by Ball.

(d)
Inventory was adjusted to record the fair market value as of the acquisition date.

(e)
Fixed assets were adjusted to eliminate the existing fixed assets from the Schmalbach historical financial statements and record the fair market value as of the acquisition date.

(f)
These amounts reflect the preliminary estimates of the adjustments necessary to record the Schmalbach assets acquired and liabilities assumed at their respective fair values. The total purchase price was determined and allocated as follows:

Cash purchase price for Schmalbach beverage can business	$885.6
Plus assumed debt	18.8
Plus acquisition costs	39.7

Total purchase price	$944.1

Purchase price allocated to:
Tangible assets	$711.5
Goodwill	779.8
Intangibles and other assets	86.0
Liabilities, including assumed debt	(633.2)

Total purchase price allocated	$944.1

  Tangible assets includes a step-up for fixed assets of $26.4 million in addition to the step-up of fixed assets of approximately $105 million that occurred in Schmalbach's historical financial statements in August 2000, as well as an inventory step-up of $8.1 million. Other intangible assets include an increase in the fair value, previously valued at August 2000, for a customer-based intangible asset from $21.4 million to $52.1 million and $28.1 million of acquisition financing costs.

(g)
Goodwill was adjusted to eliminate the existing goodwill from the Schmalbach historical financial statements.

(h)
Other assets were adjusted to reflect the capitalization of (i) $28.1 million of financing costs that will be amortized over the life of the new notes and the new credit facilities and (ii) the allocation of $30.7 million of additional intangible assets related to a customer-based intangible asset that will be amortized over an estimated life of 7.3 years.

(i)
Other assets were adjusted by $5.6 million to reflect the nonrecurring cost of writing off, effective at closing, the remaining capitalized finance costs related to the refinanced debt.

(j)
Long-term debt was adjusted to reflect: (i) gross proceeds of $300 million from the issuance of the new notes and net additional borrowings of $625.3 million under the new credit facilities and (ii) the reclassification of $27.5 million of short-term debt to long-term debt.

(k)
The adjustment reflects the elimination of the former owner's equity of Schmalbach.

RECONCILIATION OF IAS TO US GAAP
OF SCHMALBACH UNAUDITED STATEMENTS OF EARNINGS

        The following table reconciles from IAS to US GAAP the Schmalbach unaudited combined statement of earnings for the year ended December 31, 2001. The amounts have been translated at an average daily closing rate for the period of $0.89671 to €1.00.

Unaudited Pro Forma Condensed Combined Statement of Earnings
Year ended December 31, 2001
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)(1)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
Net sales	€953.1	€—		€953.1	€—	€953.1	$854.7
Cost of sales	777.9	13.4 (3.9) (0.2) 0.1 (0.1) (0.2)	(i) (ii) (iii) (iv) (viii) (ix)	787.0	(32.8)	754.2	676.3
Depreciation and amortization	—	—		—	70.7	70.7	63.4
Business consolidation costs and other	—	—		—	—	—	—
Selling expenses	27.0	—		27.0	(27.0)	—
Selling and administrative	—	—		—	67.6	67.6	60.6
General and administrative expenses	46.2	—		46.2	(46.2)	—
Other operating income	(44.5)	20.0	(iii)	(24.5)	24.5	—
Receivable securitization fees and other	—	—		—	(7.6)	(7.6)	(6.8)
Other operating expenses	32.5	16.4 0.3	(ii) (ix)	49.2	(49.2)	—

Earnings (loss) before interest and taxes	114.0	(45.8)		68.2	—	68.2	61.2
Interest expense	29.7	(13.4 (0.4 0.2	)(i) )(iv) (viii)	16.1	—	16.1	14.4

Earnings (loss) before taxes	84.3	(32.2)		52.1	—	52.1	46.8
Tax provision	(23.1)	6.6	(v)	(16.5)	—	(16.5)	(14.8)
Minority interests	0.3	—		0.3	—	0.3	0.3

Net earnings (loss)	€61.5	€(25.6)		€35.9	€—	€35.9	$32.3

(1)
Footnote explanations of reconciliation of IAS to US GAAP are included on page 10.

        The following table reconciles from IAS to US GAAP the Schmalbach unaudited combined statement of earnings for the nine months ended September 30, 2002. The amounts have been translated at an average daily closing rate for the period of $0.92559 to €1.00.

Unaudited Pro Forma Condensed Combined Statement of Earnings
Nine Months Ended September 29, 2002
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)(1)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
Net sales	€888.4	€—		€888.4	€—	€888.4	$822.3
Cost of sales	663.1	10.5 (4.2 (2.5 0.1 (0.1 (0.4	(i) )(ii) )(iii) (iv) )(viii) )(ix)	666.5	(22.0)	644.5	596.5
Depreciation and amortization	—	—		—	35.0	35.0	32.4
Business consolidation costs and other	—	—		—	(4.5)	(4.5)	(4.2)
Selling expenses	27.1	—		27.1	(27.1)	—	—
Selling and administrative	—	—		—	55.0	55.0	50.9
General and administrative expenses	34.3	—		34.3	(34.3)	—	—
Other operating income	(25.6)	—		(25.6)	25.6	—	—
Receivable securitization fees and other	—	—		—	3.2	3.2	3.0
Other operating expenses	41.9	(5.9 (5.8 0.7	)(vi) )(vii) (ix)	30.9	(30.9)	—	—

Earnings before interest and taxes	147.6	7.6		155.2	—	155.2	143.7
Interest expense	14.0	(10.5) 0.1	(i) (viii)	3.6	—	3.6	3.3

Earnings before taxes	133.6	18.0		151.6	—	151.6	140.4
Tax provision for income taxes	(41.4)	(1.0	)(v)	(42.4)	—	(42.4)	(39.2)
Minority interests	—	—		—	—	—	—

Net earnings	€92.2	€17.0		€109.2	€—	€109.2	$101.2

(1)
Footnote explanations of reconciliation of IAS to US GAAP are included on page 10.

NOTES TO IAS TO US GAAP RECONCILIATION OF
SCHMALBACH UNAUDITED STATEMENTS OF EARNINGS

  (i)
  Under IAS, Schmalbach reflected the interest cost element of pension expense as interest expense. Under US GAAP, the interest cost element is reflected in cost of sales.

  (ii)
  Effective August 31, 2000, a new basis of accounting was established resulting from certain transactions made by Schmalbach's parent company. The adjustment reflects the effects of depreciation of fixed assets and the amortization of goodwill and intangible assets, after applicable taxes. There was no other impact to the unaudited pro forma condensed combined statements of earnings as a result of the new basis of accounting.

  (iii)
  In December 2000, it was determined in accordance with IAS and US GAAP that an impairment charge of €20 million was required for certain operating assets. In the fourth quarter 2001, events occurred which impacted the future expected cash flows of these operating assets such that a restoration of the 2000 impairment loss was required under IAS. However, under US GAAP, restoration of an impairment loss is not permitted. Therefore, the impairment loss has been reinstated and the resulting impact on the carrying value and the depreciation expense has been added back under US GAAP.

  (iv)
  This adjustment reflects the effect of capitalization under US GAAP of financing costs related to significant plant and equipment construction projects.

  (v)
  Current and deferred taxes have been provided on all adjustments at the applicable local country rate to which the adjustment applies.

  (vi)
  In June 2002, Schmalbach's investment in China was sold, resulting in a loss on sale. The loss included the write-off of €5.9 million for goodwill that had been previously offset against equity under IAS. For US GAAP purposes, this goodwill was previously written-off in 2000. Therefore, a US GAAP adjustment is required to reverse the charge taken for IAS. The US GAAP difference results from the cost basis difference between US GAAP and IAS at the time of sale.

  (vii)
  Represents the reversal of goodwill amortization from Schmalbach's historical earnings to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 142.

  (viii)
  Represents the effects of adjusting IAS accounting to capitalize certain leases in accordance with SFAS No. 13.

  (ix)
  Represents the reversal of the amortization of negative goodwill recorded by Schmalbach in connection with the acquisition of the production facility in La Ciotat, France, and the depreciation of the related adjustment to property, plant and equipment.

RECONCILIATION OF IAS TO US GAAP
OF SCHMALBACH UNAUDITED COMBINED BALANCE SHEET

         The following table reconciles from IAS to US GAAP the Schmalbach unaudited combined balance sheet as of September 30, 2002. The amounts have been translated at a rate of $0.9772 to €1.00.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2002
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
ASSETS
Current assets
Cash and cash equivalents	€40.4	€—		€40.4	€—	€40.4	$39.5
Accounts receivable, trade	122.5	—		122.5	(122.5)	—	—
Accounts receivable, net	—	—		—	156.7	156.7	153.1
Inventories, net	97.9	—		97.9	—	97.9	95.7
Other receivables and assets	34.2	—		34.2	(34.2)	—	—
Deferred income tax benefit and prepaid expenses	—	—		—	44.0	44.0	43.0

Total current assets	295.0	—		295.0	44.0	339.0	331.3
Property, plant and equipment, net	320.6	136.0 2.6 1.1 (17.4 (6.9	(i) (ii) (iii) )(iv) )(v)	436.0	—	436.0	426.1
Intangible assets	127.7	470.3 4.0 5.8	(i) (v) (vi)	607.8	(607.8)	—	—
Shares in associated companies	0.1	—		0.1	(0.1)	—	—
Other financial assets	64.3	—		64.3	(64.3)	—	—
Goodwill	—	—		—	601.6	601.6	587.9
Deferred taxes	5.5	2.5	(vii)	8.0	(8.0)	—	—
Intangibles and other assets	—	20.7	(i)	20.7	34.6	55.3	54.0

Total assets	€813.2	€618.7		€1,431.9	€—	€1,431.9	$1,399.3

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	€—	€—		€—	€78.1	€78.1	$76.3
Accounts payable	—	—		—	136.7	136.7	133.6
Accrued employee costs and other current liabilities	—	—		—	197.1	197.1	192.6

Total current liabilities	—	—		—	411.9	411.9	402.5
Reserves and accrued liabilities
Pension reserves and accruals for similar obligations	251.2	—		251.2	(251.2)	—	—
Accrued taxes	84.9	49.5	(i)	134.4	(134.4)	—	—
Other reserves and accrued liabilities	32.8	(1.3	)(i)	31.5	(31.5)	—	—

	368.9	48.2		417.1	(417.1)	—	—
Liabilities due to banks and bonds	93.1	3.1	(ii)	96.2	(96.2)	—	—
Accounts payable, trade	136.6	—		136.6	(136.6)	—	—
Other liabilities	40.3	—		40.3	(40.3)	—	—

	270.0	3.1		273.1	(273.1)	—	—
Deferred income	0.6	—		0.6	(0.6)	—	—
Long-term debt	—	—		—	18.2	18.2	17.8
Employee benefit obligations, deferred taxes and other liabilities	—	—		—	260.7	260.7	254.8

Total liabilities	639.5	51.3		690.8	—	690.8	675.1
Minority interests	—	—		—	—	—	—
Shareholders' equity	173.7	567.4		741.1	(741.1)	—	—
Common stock	—	—		—	—	—	—
Retained earnings	—	—		—	741.1	741.1	724.2
Accumulated other comprehensive loss	—	—		—	—	—	—
Treasury stock	—	—		—	—	—	—

Total shareholders' equity	173.7	567.4		741.1	—	741.1	724.2

Total liabilities and shareholders' equity	€813.2	€618.7		€1,431.9	€—	€1,431.9	$1,399.3

(1)
Footnote explanations of reconciliation of IAS to US GAAP are included on page 13.

NOTES TO IAS TO US GAAP RECONCILIATION
OF SCHMALBACH UNAUDITED BALANCE SHEET

  (i)
  Effective September 1, 2000, a new basis of accounting was established resulting from certain transactions consummated by Schmalbach's parent company. As a result of the establishment of this new basis of accounting, property, plant and equipment, intangible assets, inventories and goodwill were stepped-up at the date of the establishment of the new basis of accounting, net of any applicable depreciation or amortization.

  (ii)
  Certain operating leases have been capitalized in accordance with US GAAP.

  (iii)
  Financing costs related to significant plant and equipment construction projects have been capitalized in accordance with US GAAP.

  (iv)
  In December 2000, it was determined in accordance with IAS and US GAAP that an impairment charge was required for certain operating assets. In the fourth quarter of 2001, events occurred which impacted the expected future cash flows of these operating assets such that a restoration of the 2000 impairment loss was required in accordance with IAS. Under US GAAP, restoration of an impairment loss is not permitted. Therefore, the impairment loss has been reinstated and the resulting impact on the carrying value of the related operating assets has been added back in accordance with US GAAP.

  (v)
  In 2001, negative goodwill was recorded in connections with the acquisition of a production facility in La Ciotat, France. Under US GAAP, negative goodwill is not recorded. As a result, the negative goodwill has been reversed and a corresponding adjustment has been made to the carrying value of property, plant and equipment net of the effects of the difference in the depreciation of property, plant and equipment under US GAAP versus the amortization of the negative goodwill under IAS.

  (vi)
  Amortization of goodwill has been added back to goodwill in accordance with Statement of Financial Accounting Standard No. 142, which eliminates the amortization of goodwill.

  (vii)
  Current and deferred taxes have been provided on all adjustments at the applicable local statutory rate to which the adjustment relates.

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  Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Unaudited Pro Forma Condensed Combined Statement of Earnings Year ended December 31, 2001 (dollars in millions, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Earnings Nine Months Ended September 29, 2002 (dollars in millions, except per share data)
Unaudited Pro Forma Condensed Combined Balance Sheet September 29, 2002 (dollars in millions)
Unaudited Pro Forma Condensed Combined Statement of Earnings Year ended December 31, 2001 (in millions)
Unaudited Pro Forma Condensed Combined Statement of Earnings Nine Months Ended September 29, 2002 (in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 2002 (in millions)